Exhibit 4.1

                           MOLECULAR BIOSYSTEMS, INC.

                    1997 OUTSIDE DIRECTORS STOCK OPTION PLAN

                                    Article 1

                           PURPOSE AND EFFECTIVE DATE

        1.1 Purpose. The purpose of the Plan is to permit the Company to grant stock options to its outside directors to reward them for their efforts on the Company's behalf and to provide an additional incentive to contribute to the attainment of the Company's long-term plans and objectives.

        1.2 Effective Date. The Plan shall become effective if and when approved by the Company's shareholders at the 1997 Annual Meeting of Shareholders.

        1.3 Term. The Plan shall have a term of 10 years expiring on the tenth anniversary of its effective date. No Option may be granted under the Plan after its expiration.


                                    Article 2

                                   DEFINITIONS

        2.1  Annual   Meeting   means  the  annual   meeting  of  the  Company's
shareholders.

        2.2 Board means the Company's Board of Directors. If the Board delegates its authority to administer the Plan to a committee of the Board in accordance with Article 4, references to the "Board" shall be construed as references to the committee.

        2.3 Common Stock means shares of the Company's common stock, $.01 par value.

        2.4   Company means Molecular Biosystems, Inc., a Delaware corporation.

        2.5   Director means a director of the Company.

        2.6 Expiration Date is defined in Paragraph 5.3.

        2.7 Grant Date is defined in Paragraph 5.1.

        2.8 Officer means: (i) the Company's Chairman of the Board and Chief Executive Officer; (ii) the Company's President and Chief Operating Officer;
(iii) any Vice President of the Company; and (iv) any other person who is considered an "officer" of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.


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        2.9   Option is defined in Paragraph 5.1.

      2.10 Option Agreement is defined in Paragraph 5.6.

      2.11 Outside Director means a Director who is neither an Officer nor an employee of the Company or any corporation in which the Company owns stock possessing at least 50% of the total combined voting power of all classes of stock.

      2.12 Plan means this stock option plan, as it may be amended. The name of the Plan is the "Molecular Biosystems, Inc. 1997 Outside Directors Stock Option Plan."


                                    Article 3

                           TYPE AND NUMBER OF OPTIONS

        3.1  Type  of  Options.   The  Options   granted  under  this  Plan  are
nonstatutory stock options.

        3.2 Maximum Number of Options. The maximum number of shares of Common Stock for which Options may be granted is 300,000 (subject to adjustment as provided in Paragraph 7.1). If any Option expires unexercised or is surrendered prior to the Plan's expiration, the number of Underlying Shares in respect of the Option shall be added back to the number of shares of Common Stock for which Options may be granted under the Plan. The Underlying Shares to be delivered upon the exercise of an Option may be either authorized but unissued shares or issued shares reacquired by the Company (or any combination of the two).


                                    Article 4

                                 ADMINISTRATION

         The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board may interpret the Plan, adopt and revise policies and procedures to administer the Plan, and make all determinations required for the Plan's administration. The actions of the Board shall be final and binding. The Board may delegate its authority to its Executive Committee or to another committee appointed by the Board consisting of at least two Directors.


                                    Article 5

                                  STOCK OPTIONS

         5.1  Option Grants.

         (a) Annual Grant. On the last business day in March of each year (beginning with March 1997) (the "Grant Date"), the Company shall grant each incumbent Outside Director who was elected at the preceding Annual Meeting an option for 6,500 shares of Common Stock (an "Option"). No Option shall be granted to an incumbent Outside Director who was not elected at the preceding Annual Meeting but was subsequently elected or appointed by the Board to fill a vacancy.

         (b) Discretionary Grant. The Board shall have the authority to grant options to an Outside Director in amounts greater than the annual grant to that Outside Director set forth in the preceding subparagraph, provided that no Outside Director shall be entitled to receive Options for more than 21,500 shares of Common Stock in any fiscal year. The date on which the Board acts to grant any such options shall be the Grant Date.

         5.2 Exercise Price. The exercise price of each Option shall be the closing price of the Company's Common Stock on the New York Stock Exchange on the Grant Date (or on the last trading day preceding the Grant Date if it is not a trading day).

         5.3 Term. Each Option shall have a 10-year term expiring on the tenth anniversary of the Grant Date (the "Expiration Date") (subject to early expiration as provided in Paragraph 5.4). The Board shall determine (i) whether each Option shall be exercisable in full at one time or in installments at different times and (ii) the time or times at which the Option or installments shall become exercisable. No Option or installment shall be exercisable prior to the first anniversary of the Grant Date, except as its exercisability is accelerated by the Board. The Board may accelerate the exercisability of any Option or installment at any time.

         5.4 Death of Outside Director. The failure of the Outside Director to whom an Option was granted to remain an Outside Director shall not cause the Option to expire or otherwise terminate; but in the event of the death of the Outside Director (whether or not he or she is then an incumbent Director), the Option shall expire on the earlier of (i) the first anniversary of the Outside Director's death or (ii) the Option's Expiration Date.

         5.5 Transferability. No Option may be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and no Option shall be subject to execution, attachment or similar process. An Option or Installment may be exercised only by Outside Director to whom it was granted, except in the case of his or her death, when it may be exercised by the person or persons to whom it passes by will or inheritance.

         5.6 Option Agreements. Each Option shall be evidenced by a written agreement (an "Option Agreement"), in a form approved by the Board, entered into by the Company and the Outside Director to whom the Option is granted.


                                    Article 6

                               EXERCISE OF OPTIONS

         6.1 Manner of Exercise. An exercisable Option may be exercised in full or in part (but only in respect of a whole number of shares) by (i) written notice to the Board (or its designee) stating the number of shares of Common Stock in respect of which the Option is being exercised and (ii) full payment of the exercise price of those shares.

         6.2 Payment of Exercise Price. Payment of the exercise price of an Option shall be made by certified or bank cashier's check or by wire transfer of immediately available funds or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise): (i) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price; (ii) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the exercise price; (iii) by surrendering exercisable Options which have a fair market value on the date of exercise equal to the exercise price (measuring the fair market value of the Options surrendered by the excess of (y) the aggregate fair market value on the date of exercise of the shares of Common Stock issuable upon exercise of the Option over (z) the aggregate exercise price); (iv) by any combination of the preceding methods of payment; or (v) by any other method of payment authorized by the Board. For purposes of this Paragraph and Paragraph 6.3), "fair market value" shall be determined by the closing price of shares of the Company's Common Stock on the date in question (or on the last trading day preceding the date in question if it is not a trading day).

         6.3 Withholding. Each Outside Director exercising an Option shall remit to the Company an amount sufficient to satisfy the Company's federal, state and local withholding tax obligation in connection with the exercise. Payment shall be made by certified or bank cashier's check or by wire transfer of immediately available funds or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise), by either one or both of the following methods: (i) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation; or (ii) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation.


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                                    Article 7

                            MISCELLANEOUS PROVISIONS

         7.1 Capitalization Adjustments. The aggregate number of shares of Common Stock for which Options may be granted under the Plan, the aggregate number of Underlying Shares in respect of each outstanding Option, and the exercise price of each such Option may be adjusted by the Board as it considers appropriate in the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations and the like. Adjustments under this Paragraph 7.1 shall be made in the Board's discretion, and its decisions shall be final and binding.

         7.2 Amendment and Termination. The Board may amend, suspend or terminate the Plan at any time; but except to comply with changes in the Internal Revenue Code of 1986 and the related regulation, the Board may not amend the Plan more once every six months to change: (i) the number of shares of Common Stock for which Options may be granted under the Plan; (ii) the benefits under the Plan; or (iii) the eligibility requirements of the Plan. The Company's shareholders shall be required to approve any such amendment (other than an amendment authorized under Paragraph 7.1) that would materially increase the number of shares, materially increase the benefits or materially change the eligibility requirements. If the Plan is terminated, the provisions of the Plan shall continue to apply to Options granted prior to termination, and no amendment, suspension or termination of the Plan shall adversely affect the rights of an Outside Director in respect of any Option held without his or her consent.

         7.3 Compliance with Section 16(b). The Plan shall be interpreted and administered in a manner that satisfies the applicable requirements of Rule 16b-3 under the Securities Exchange Act so that Outside Directors will be entitled to the benefits of Rule 16b-3.

         7.4 No Right To Nomination. Nothing in the Plan or in any Option Agreement shall confer on any Outside Director the right to continue to be nominated for election as a Director.
         7.5 Notices. Notices required or permitted under the Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Board at the Company's principal office or to any Outside Director at his or her address as it appears on the Company's records.

         7.6 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

         7.7 Governing Law. The Plan and all Option Agreements shall be governed in accordance with the laws of the State of California.



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